Exhibit 99.2

P R E S S R E L E A S E

FOR IMMEDIATE RELEASE

WESTWOOD ONE CEO RECEIVES
INDUCEMENT GRANT OF A NON-QUALIFIED STOCK OPTION

New York, NY – January 10, 2008 – Westwood One (NYSE: WON) announced today that the Compensation Committee of the Board of Directors of Westwood One, Inc. (the “Company” or “Westwood”) approved and made an inducement grant of a non-qualified stock option exercisable for 500,000 shares of Company common stock to Thomas F.X. Beusse, who yesterday was appointed President and Chief Executive Officer of Westwood. Mr. Beusse will also serve as a director of the Company.

The grant is in addition to a separate grant of a non-qualified stock option to purchase 500,000 shares of Company common stock under the Company’s 2005 Equity Compensation Plan. All of the options have an exercise price of $1.63 per share, the closing price of the Company’s common stock on the date of the grant (January 8, 2008) when Mr. Beusse was appointed President and CEO.

Mr. Beusse was most recently the President of Time4 Media, a former division of Time Inc., overseeing its multimedia stable of enthusiast brands including GOLF MAGAZINE, Field & Stream, Popular Science, Yachting, SKI and the TransWorld action sports titles, as well as This Old House Ventures and Warren Miller Entertainment. Previously, as president of magazine publishing at Rodale, Beusse oversaw the print, online, event, television and licensing business of such notable brands as Men’s Health and Runner’s World. Earlier in his career, Beusse held several sales positions including NY Divisional Manager during an eight year stint at Sports Illustrated. He received a B.A. from Ithaca College in 1986.

The terms and conditions of Mr. Beusse’s employment agreement with the Company, including the equity awards described above, are described in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Westwood One
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features and live events. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio.

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Press Contact
Peter Sessa
Westwood One
212.641.2053
peter_sessa@westwoodone.com